UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2012

MPM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Washington	0-14910	81-0436060
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
199 Pomeroy Road, Parsippany, NJ
(Address of principal executive office)

Registrant’s telephone number (including area code): (973) 428-5009

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On May 18, 2012, MPM Mining Inc. (the “Company”), a wholly owned subsidiary of MPM Technologies, Inc., announced it had entered into the Emery Dumps Lease and Agreement with Mineral Resource Recovery (“MRR”) a wholly owned subsidiary of Carbon Cycle Investments LLC.  The Company has agreed to lease to MRR the undivided interest in all dump piles located on the Company’s owned and leased properties in the Zosell Mining District, Powell County, Montana.  Twenty-five percent (25%) of the Net Smelter Return or Net Direct Sale of Ore Payments on all material removed from the site will be directed to the Company.  Fifty percent (50%) will be utilized as payment to a creditor and Twenty-five percent (25%) will be distributed to MRR.

On February 18, 2011, MPM Technologies, Inc. entered into a Sales Agreement with Carbon Cycle Investment LLC. Under the terms of the Sales Agreement, the Company proposes to sell to Carbon Cycle Investment LLC Sixty-seven percent (67%) of the Company’s authorized but unissued common stock for $2,000,000.

On May 18th, 2012 MPM Technologies Inc. (the “Company”) announced it had amended the Purchase Agreement dated March 31, 2011 by and among MPM Acquisition Company LLC, Michael J. Luciano, an individual and CEO of MPM Technologies, Inc, MPM Mining, Inc. and MPM Technologies, Inc.  Under the terms of the amendment Mineral Resource Recovery will release the Emery Dump Lease and Agreement to Michael J. Luciano upon completion of a Three Hundred Thousand Dollar ($300,000) payment to a Company creditor.

Under the terms of the Purchase Agreement, the Company agreed to sell to Mr. Luciano 100% of the issued and outstanding shares of MPM Mining Inc in exchange for (i) cancellation of approximately $15 million of the Company’s outstanding indebtedness, (ii) retirement of all shares of Company common stock currently held by Mr. Luciano and the JFLI Trust of which Mr. Luciano is Trustee; and (iii) cancellation of all options to purchase Company common stock currently held by Mr. Luciano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPM TECHNOLOGIES INC.

Date:	May 18, 2012	By:	/s/ Robert D. Little
Robert D. Little
Corporate Secretary